THE FIRST AMENDMENT
TO THE TRIUMPH GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS FIRST AMENDMENT, to the Triumph Group, Inc. Supplemental Executive Retirement Plan for Richard C. Ill (hereinafter referred to as the “Plan”), which Plan was effective November 1, 2003, is made and entered into by Triumph Group, Inc. (“Triumph”).
WITNESSETH
WHEREAS, Article VIII of the Plan permits Triumph to amend the Plan from time to time, and the Plan has previously been amended by action of the Board of Directors (“Board”); and
WHEREAS, the Board has appointed a committee to administer the Plan, and has delegated authority to amend the Plan to the committee (the “Committee”); and
WHEREAS, Triumph desires to amend the Plan to comply with certain requirements under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and to recognize certain changes made to the Plan.
NOW, THEREFORE, Triumph hereby amends the Plan as set forth below.
(1)Section 2.5 is deleted in its entirety and the following new Section 2.5 inserted in lieu thereof:
“2.5     Early Retirement Date. “Early Retirement Date” means the date on which the Participant incurs a Separation from Service with the Employer, if such Separation from Service date occurs on or after such Participant’s attainment of age 62, but prior to the Participant’s Normal Retirement Date.”

(2)Sections 2.7 and 2.8 are deleted in their entirety and the following new Sections 2.7 and 2.8 inserted in lieu thereof:
“2.7    Normal Retirement Date. “Normal Retirement Date” means the date on which the Participant incurs a Separation from Service with the Employer on or after attaining age 65.

2.8    Participant. “Participant” means Richard C. Ill.”

(3)New Sections 2.10A, 2.10B and 2.10C are inserted immediately following current Section 2.10:

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“2.10A    Section 409A. “Section 409A” means collectively §409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, as they may exist at the time of reference.
2.10B    Separation from Service. “Separation from Service” means the Participant’s Separation from Service with Triumph and all its Subsidiaries as an employee or independent contractor by reason of retirement or other termination of employment such that the Participant and his employer reasonably anticipate that no further services will be performed. The determination of a Separation from Service shall be made by the Committee consistent with the provisions of Treas. Reg. §1.409A-1(h)(1).
2.10C    Subsidiary. “Subsidiary” means any business that would be considered a single employer with Triumph within the meaning of sections 414(b) or 414(c) of the Code, provided that in applying section 1563(a)(1), (2) or (3) of the Code at least 50% is used instead of at least 80% each place the same appears in section 1563(a)(1), (2) or (3) and in applying Treas. Reg. §1.414(c)-2 under section 414(c) of the Code at least 50% is used instead of at least 80% each place the same appears in Treas. Reg. §1.414(c)-2.”
(4)Sections 4.1, 4.2, 4.3 and 4.4 are deleted in their entirety and the following new Sections 4.1, 4.2, and 4.3 inserted in lieu thereof:
“4.1    Normal Retirement Benefit. The Employer shall pay the Participant a Supplemental Retirement Benefit in the form of a lump sum payment in the amount of $3,233,371.
4.2    Benefit Payment Date. Triumph shall pay to the Participant the benefit amount determined in Section 4.1 on the later of (1) the first day of the calendar month that begins at least six full months following the Participant’s Separation from Service for reasons other than death, or (2) the first day of the month 18 months following the date the First Amendment to the Plan is adopted.
4.3    Death Benefits. In the event of death of the Participant before he receives his Supplemental Retirement Benefit, a benefit shall be paid in lieu of any other benefit under the Plan and shall be the benefit described in Section 4.1, reduced by any amounts received under the Collateral Assignment Split Dollar Agreement between the Participant (or a trust created by the Participant) and the Employer either as a death benefit or as a life time distribution. The resulting amount shall then be divided by a “gross up factor” which shall be equal to one minus the maximum combined federal and state marginal income tax rate applicable to the tax year prior to the date of death; in determining the applicable state marginal bracket, the state of residence of the Participant in the year prior to the date of death shall be used. Such Death Benefit shall paid in the form of lump sum to the Participant’s Beneficiaries as soon as practical after the death of the Participant, but within 90 days of the Participant’s date of death.”

(5)	A new Section 9.12 is inserted immediately following current Section 9.11:
“9.12     Section 409A Compliance. It is intended that all payments hereunder shall comply with Code §409A and the regulations promulgated thereunder (collectively “Section 409A” in this Section 9.12) so as not to subject the Participant to payment of interest or any additional tax under Section 409A. All terms of this Agreement which are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A. Notwithstanding any provision in the Agreement to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A), to the extent needed to comply with Section 409A, payments due under this Agreement which are considered part of a deferred compensation arrangement under Section 409A will be subject to a six month delay such that amounts otherwise payable during the six month period following the Participant’s Separation from Service shall be accumulated and paid as of the first day of the seventh month following the Participant’s Separation from Service. If payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax, if possible, and the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary. Notwithstanding the above, in the event any amount of the benefit under this Plan is taxable to the Participant before the benefit has been paid, such amount may be distributed from the Plan to the Participant in a manner consistent with Treas. Reg. §1.409A-3(j)(4)(vii).”
(6)For the avoidance of doubt, the terms of this First Amendment apply solely to the Supplemental Executive Retirement Plan adopted for Richard C. Ill.
(7)Except as specifically amended above, the Plan shall remain unchanged and, as amended herein, shall continue in full force and effect.
IN WITNESS WHEREOF, Triumph has caused this First Amendment to the Plan to be executed by its duly authorized representative effective as of May 1, 2015.
TRIUMPH GROUP, INC.
By: /s/ John B. Wright, II
Title: Vice President

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